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                                                                  EXHIBIT (9)(B)

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110

    Re: Supplement to Agency Agreement with Respect to
        CGM Mutual Fund, a Series of CGM Trust

Ladies and Gentlemen:

    CGM Mutual Fund (formerly, Loomis-Sayles Mutual Fund) hereby advises you that, effective December 20, 1991, (i) the name of CGM Mutual Fund has been changed to CGM Trust (the "Trust"); (ii) the Trust has created a new series of shares of beneficial interest designated as CGM Fixed Income Fund; and (iii) the Trust has redesignated its Original Series as CGM Mutual Fund (the "Mutual Fund Series").

    The Trust desires that State Street Bank and Trust Company ("State Street") continue to serve as Transfer Agent with respect to the shares of beneficial interest of the Mutual Fund Series, Dividend Disbursing Agent for the Mutual Fund Series and Plan Agent for shareholders of the Mutual Fund Series pursuant to the terms and conditions of the Agency Agreement by and between the Trust and State Street, dated June 1, 1987 (the "Agency Agreement"), subject to the following: (A) the appointment of, and service by, State Street as Transfer Agent, Dividend Disbursing Agent and Plan Agent under the Agency Agreement shall apply only with respect to the Mutual Fund Series and its shares of beneficial interest and the holders thereof; and (B) notwithstanding any other provision of the Agency Agreement, the rights, obligations and remedies of the parties thereto shall constitute rights, obligations and remedies only with respect to the Mutual Fund Series (and its shares of beneficial interest and the holders thereof) and the assets of the Mutual Fund Series, and no other series, shares or shareholders of the Trust shall have any rights, obligations or remedies under the Agency Agreement.

    Please acknowledge your agreement to serve as Transfer Agent with respect to the shares of beneficial interest of the Mutual fund Series, Dividend Disbursing Agent for the Mutual Fund Series and Plan Agent for shareholders of the Mutual Fund Series, in accordance with the terms and conditions of the Agency Agreement, as supplemented hereby, by executing this letter agreement in the space provided below and returning it to the undersigned.

                                        Very Truly Yours,

                                        CGM TRUST

                                        By: /s/Robert L. Kemp
                                            --------------------------------
                                        Name: Robert L. Kemp
                                        Title: President

Agreed and accepted:

STATE STREET BANK AND TRUST COMPANY

By: /s/Ronald E. Logue
 -------------------------------------------
Name: Ronald E. Logue
Title: Senior Vice President

ZP-7663/C
CR .002